EXHIBIT 99.1

Enterprise Family of Partnerships Restructures Boards of Directors

Houston, Texas (May 21, 2010)— Enterprise Products Partners L.P. (NYSE:EPD), Duncan Energy Partners L.P. (NYSE: DEP) and Enterprise GP Holdings L.P. (NYSE: EPE) today announced they have realigned the responsibilities of several management directors serving on the boards of their respective general partners as part of an overall initiative to strengthen the partnerships’ corporate governance policies.  The changes, which took effect on May 21, 2010, resulted in a majority of each board being comprised of non-management directors.  Furthermore, the realignment eliminates the previous overlap of individuals serving on the board of directors for more than one of the affiliated partnerships.

Enterprise Products Partners

Resigning from the board of Enterprise Products GP, LLC (EPGP), the general partner of Enterprise Products Partners L.P., are:  Richard H. Bachmann, Dr. Ralph S. Cunningham and W. Randall Fowler.  After giving effect to the changes, the EPGP board is now comprised of Michael A. Creel (president and chief executive officer), A.J. “Jim” Teague (executive vice president and chief commercial officer), and non-management directors E. William Barnett, Charles M. Rampacek and Rex C. Ross.

Duncan Energy Partners

Resigning from the board of DEP Holdings, LLC (DEP GP), the general partner of Duncan Energy Partners L.P., are:  Richard H. Bachmann; Michael A. Creel, Dr. Ralph S. Cunningham and A.J. “Jim” Teague.  After giving effect to the changes, the DEP GP board is now comprised of W. Randall Fowler (president and chief executive officer) and non-management directors William A. Bruckmann III, Larry J. Casey, Joe D. Havens and Richard S. Snell.

Enterprise GP Holdings

Resigning from the board of EPE Holdings, LLC (EPE GP), the general partner of Enterprise GP Holdings L.P., are: Michael A. Creel, W. Randall Fowler and A.J. “Jim” Teague.  After giving effect to the changes, the EPE GP board is now comprised of Dr. Ralph S. Cunningham (president and chief executive officer), Richard H. Bachmann (executive vice president) and non-management directors O.S. “Dub” Andras, Randa Duncan Williams, Charles E. McMahen, Thurmon M. Andress and Edwin E. Smith.

The changes to the boards of directors do not impact the structure of the various business units, their strategic focus or the senior management team responsible for the partnerships’ commercial and operational success.

Enterprise Products Partners L.P. is the largest publicly traded partnership and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Enterprise’s assets include: 49,100 miles of onshore and offshore pipelines; approximately 190 million barrels (“MMBbls”) of storage capacity for NGLs, refined products and crude oil; and 27 billion cubic feet (“Bcf”)of natural gas storage capacity. Services include: natural gas transportation, gathering, processing and storage; NGL fractionation, transportation, storage, and import and export terminaling; crude oil and refined products storage, transportation and terminaling; offshore production platform services; petrochemical transportation and storage; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico.  For additional information, visit www.epplp.com.

Duncan Energy Partners L.P. is a publicly traded partnership that provides midstream energy services, including: transportation, gathering, marketing and storage of natural gas, NGL fractionation, transportation and storage, and petrochemical transportation and storage.  Duncan Energy Partners L.P. owns interests in assets located primarily in Texas and Louisiana, including interests in approximately 9,400 miles of natural gas pipelines with a transportation capacity aggregating approximately 7.9 Bcf  per day; more than 1,600 miles of NGL and petrochemical pipelines featuring access to the world’s largest fractionation complex at Mont Belvieu, Texas; two NGL fractionation facilities located in south Texas; approximately 18 million barrels MMBbls of leased NGL storage capacity; 8.1 Bcf of leased natural gas storage capacity; and 34 underground salt dome caverns with more than 100 MMBbls of NGL and petrochemical storage capacity at Mont Belvieu.  Duncan Energy Partners is managed by its general partner, DEP Holdings, LLC, which is an indirect, wholly-owned subsidiary of Enterprise Products Partners L.P.  Additional information about Duncan Energy Partners is available online at www.deplp.com.

Enterprise GP Holdings L.P. is one of the largest publicly traded GP partnerships and it owns the general partner and certain limited partner interests in Enterprise Products Partners L.P., as well as certain noncontrolling general partner and limited partner interests in Energy Transfer Equity, L.P.  For more information on Enterprise GP Holdings L.P., visit its website at www.enterprisegp.com.

Contacts:	Randy Burkhalter, Investor Relations, (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations, (713) 381-3635

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